PRACTUS

March 28, 2019 PFS Funds 1939 Friendship Drive, Suite C El Cajon, California 92020

Ladies and Gentlemen:

     We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Legal Counsel” in the Statement of Additional Information for the Christopher Weil & Company Core Investment Fund, a series portfolio of the PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 170 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 170 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely, /s/ John H. Lively On behalf of Practus, LLP